Section 16 Officers Corporate Incentive Compensation Plan

Plan Period: January 1- December 31, 2005 Applies to Officers of the Company under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16 Officers”)

General Purpose & Structure

This corporate incentive plan is designed to provide the potential for variable pay to Section 16 Officers of Pegasystems Inc. (the “Company”) when fully achieving annual goals that align and support the Company’s financial and strategic business objectives. Annual goals will be established by the Company’s senior management and Board of Directors (or the Compensation Committee of the Company’s Board of Directors), and evaluated regularly to ensure that the goals are effective in supporting and/or achieving the Company’s overall financial and strategic objectives.

Based on each Section 16 Officer’s position and role, he or she is eligible for a Target Incentive Opportunity, which is calculated as a percentage of his or her actual, earned base salary for the year. The Target Incentive Opportunity for each Section 16 Officer is determined by the Compensation Committee of the Company’s Board of Directors, which takes into account surveyed market values, and is approved at the beginning of the plan year.

Corporate Goal Performance

When the Company meets its financial goals relating to revenue, license bookings and profitability and its strategic goals (collectively referred to as Target), it will provide incentive compensation under this Plan at target incentive levels. Should the corporate performance come in below Target but above Threshold (which is defined as above 70% of Target), the incentive payment will be calculated based on the level of actual performance relative to Target. Should corporate performance fall below Threshold, incentive compensation will not be paid out.

If corporate performance comes in above Target, the Company will provide an enhanced incentive under this Plan, with an accelerated incentive payment rate used for the portion that exceeds Target. From 101% of Target, the accelerator will be 2.0 times the normal incentive payment rate. In no event will the incentive payout exceed 200% of the Target Incentive Opportunity for the Section 16 Officer.

Pay out for this plan shall be made after the close of the Plan year, but no later than March 15th of the subsequent year.

Notwithstanding the above, Pegasystems reserves the right in its sole discretion to either increase or decrease individual payout amounts.

In addition, the Chief Executive Officer and the Compensation Committee of the Company’s Board of Directors may utilize management discretion and judgment to evaluate the individuals’ contribution towards corporate goal achievement and performance to determine the final payment amounts.

Eligibility

Only active, full time Section 16 Officers are potentially eligible for this plan. Those hired after November 1st of the Plan year will need the Chief Executive Officer’s approval to participate.

In order to receive any payments under this plan, a Section 16 Officer must: A) Be actively employed by Pegasystems Inc at the time of pay out, and B) Sign an acknowledgement that he/she has read, understood, and agreed to this plan and requirements for participation.

Other Provisions

•	This short-term (one year) incentive plan supersedes all other annual incentive plans for the eligible Section 16 Officers as of the effective date and will remain in effect only for the plan year indicated.

•	Employees that are transferred into Section 16 Officer status or join as a Section 16 Officer during the Plan year will have a prorated payment based on time in their Section 16 Officer position.

•	This plan is based on the company’s current position and goals, as well as market conditions, and is subject to change. Pegasystems reserves the sole right to modify, revoke, suspend, or terminate this plan at any time.

•	In the event of actual termination of employment for any reason, incentive that has not yet been paid will not be paid.

•	The language in this policy is not intended to create, nor is it to be construed to create a contract of employment between Pegasystems and any of its employees. Employment at Pegasystems is at-will, which means the Section 16 Officer or Pegasystems can terminate the employment at any time for any reason or no reason with or without notice (to the extent permitted by law or superseded by the applicable Section 16 Officer’s Employment Agreement).

•	This plan and the individual payments to Section 16 Officers are subject to receiving the approval of the Compensation Committee of the Company’s Board of Directors.

•	By signing below, you are affirming that you have read and understand the terms of your plan. Your signature also serves as reaffirmation that as a Pegasystems’ employee you are agree to abide by Pegasystems’ policies, as well as the terms of your Standards Letter (or employment agreement for applicable employees outside of the United States) with Pegasystems and your obligations thereunder, including restrictions on competition and solicitation.

Approved By:

Chief Executive Officer, Alan Trefler      Date:

VP of HR, Carmelina Procaccini      Date:

CFO, Chris Sullivan     Date:

Please indicate that you have read, understood, and agree to this plan by signing below. Return the signed original, within three weeks to C.J. Stabeno in the Human Resources Department.

Print Name Signature Date

CC: Employee file

Incentive file